Exhibit (b)(1)

Wachovia Bank, National Association Wachovia Capital Markets, LLC One Wachovia Center 301 South College St. Charlotte, NC 28288-0737	Citigroup Global Markets Inc. 390 Greenwich Street New York, New York 10013

Deutsche Bank Securities Inc. Deutsche Bank Trust Company Americas 60 Wall Street New York, NY 10004	UBS Loan Finance LLC 677 Washington Boulevard Stamford, Connecticut 06901

CONFIDENTIAL

September 29, 2005

AMERIPATH, INC.
711 Fairway Drive
Suite 400
Palm Beach Gardens, FL  33418

Attn: David L. Redmond

AmeriPath, Inc.
$298.5 Million Credit Facilities
Commitment Letter

Ladies and Gentlemen:

1.                                       AmeriPath, Inc., a Delaware corporation (the “Borrower” or the “Company”), has advised Wachovia Bank, National Association (“Wachovia Bank”), Wachovia Capital Markets, LLC (“Wachovia Capital Markets” and, together with Wachovia Bank the “Wachovia Parties”), Citigroup Global Markets Inc. (“CGMI”), Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank Trust Company Americas (“DBTCA” and, together with DBTCA, “Deutsche Bank”) and UBS Loan Finance LLC (“UBS” and, together with the Wachovia Parties, CGMI and Deutsche Bank, the “Agents”, “we” or “us”) that the Borrower and Silver Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Borrower (“MergerCo”), intend to enter into an agreement and plan of merger (the “Acquisition Agreement”) with Specialty Laboratories, Inc., a California corporation (the “Acquired Business”), pursuant to which MergerCo will merge with and into the Acquired Business (the “Acquisition”), with the Acquired Business continuing as the surviving corporation, for merger consideration equal to approximately $474.4 million in cash (including transaction fees and expenses and the refinancing of the Company’s existing credit facility (the “Refinancing”)).  After giving effect to the Acquisition, the Company will be the direct owner of all of the equity interest in the Acquired Business.  The Company is a wholly-owned subsidiary of AmeriPath Holdings, Inc., a Delaware corporation (“Holdings”).  Holdings is a portfolio company of Welsh, Carson, Anderson & Stowe (collectively with its affiliates, the “Sponsor”).  The Acquisition, the Equity Contributions, Refinancing and Financings (as defined below) are referred to herein as the “Transactions.”

2.                                       You have also advised us that you propose to finance the Acquisition, the Refinancing, pay related transaction fees and expenses and provide for ongoing working capital requirements of the Company and its subsidiaries with (i) equity contributions (the “Cash Equity Contributions”), which shall be contributed as direct or indirect cash capital contributions to the Company by the Sponsor and certain other investors reasonably acceptable to the Agents, including member’s of Holdings and the Company’s management (collectively with the Sponsor, the “Equity Investors”), of $45.9 million and rollover equity (the “Rollover Equity” and, together with the Cash Equity Contributions, the “Equity Contributions”) of $119.3 million from James B. Peter, M.D., Ph.D.; (ii) $13.0 million remaining under the Company’s contingent note reserve; and (iii) a package of debt financings in an aggregate principal amount of $298.5 million.  You have requested that we consider a full range of options for such debt financings and, after discussions with us, you have requested that these debt financings consist of term and revolving credit facilities, in the manner described as follows (the “Financings”):  (a) up to $203.5 million in a senior secured term loan credit facility (collectively, the “Term Loan Facility”) and (b) up to $95.0 million in a senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Loan Facility, the “Credit Facilities”).  The date on which the Acquisition, the advances and fundings under the applicable Financings and the other elements of the Transactions are consummated shall be referred to as the “Closing Date.”  The Sources and Uses of Funds Table for the Transactions (the “Sources and Uses Table”) is attached hereto as Schedule I.

3.                                       Based upon and subject to the foregoing and to the terms and conditions set forth below, set forth in the Credit Facilities Summary of Proposed Terms and Conditions attached hereto as Exhibit A and set forth in the Conditions Precedent to the Closing Date contained in Exhibit B (collectively the “Term Sheet” and together with this letter agreement, the “Commitment Letter”), we are pleased to confirm to you our several and not joint commitment to provide 100% of the Credit Facilities to the Borrower in the following proportions:  Wachovia Bank:  30%; CGMI:  30%; DBTCA:  20%; and UBS:  20% on the principal terms set forth herein and in the Term Sheet (such commitments being herein referred to as the “Commitments”).  For purposes of this Commitment Letter, “Citigroup” shall mean CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citigroup shall determine to be appropriate to provide the services contemplated herein.  Wachovia Bank, CGMI, DBTCA and UBS are collectively referred to as the “Commitment Parties” herein.

4.                                       The Commitments hereunder are subject to (a) your written acceptance, and compliance with the terms and conditions, of a letter from us to you of even date herewith (the “Fee Letter”) pursuant to which you agree to pay, or cause to be paid, to us certain fees and to fulfill certain other obligations in connection with the Credit Facilities to the extent that you have accepted this Commitment Letter with respect to such Credit Facilities; (b) the absence of any change or disruption in loan syndication, financial, banking or capital markets that could reasonably be expected to have a material adverse effect on the syndication of the Credit Facilities; (c) our being satisfied that, prior to and during the primary syndication of the Credit Facilities, there shall be no competing issuance, or announcement of a competing issuance, of any securities, bank facilities or other debt of the Company or any of its subsidiaries being offered, placed or arranged, other than the Credit Facilities, without the prior written consent of the Arrangers (as defined below); (d) the satisfaction of all other conditions and requirements described herein and in the Term Sheet; (e) the continued accuracy of the representations and warranties of the Company with respect to the Information (as defined below); (f) our being satisfied that there shall not have occurred or become known, since December 31, 2004, (i) any material adverse change or any event or condition or state of facts that could reasonably be expected to (x) have a material adverse change in the business, operations, condition (financial or otherwise), assets, liabilities (whether actual or contingent) or prospects of Holdings and its subsidiaries or (y) adversely affect the ability of the Borrower or the Guarantors to perform their respective obligations under or in connection with the Credit Documentation and (g) our being satisfied that there shall not have occurred or become known, since December 31, 2004, any change, effect, event, occurrence or circumstance that has a material adverse effect on (i) the business, financial condition or results of operations of the Acquired Business and the subsidiaries of the Acquired Business, taken as a whole, or (ii) the ability of the Acquired Business to perform its obligations under the Purchase Agreement or to consummate the merger set forth in the Purchase Agreement and the other transactions contemplated by the Purchase Agreement, in the case of each of (i) and (ii) other than effects relating to (A) changes, effects, events, occurrences or circumstances that generally affect the United States economy or the industries in which the Acquired Business operates (other than changes in Law (as defined in the Purchase Agreement) that do not exist and have not been proposed prior to the date of the Purchase Agreement) and, in each case, that do not have a materially disproportionate impact on the Acquired Business and the subsidiaries of the Acquired Business, taken as a whole, (B) changes in Law (but only to the extent such changes exist or have been proposed prior to the date of this Agreement) or reimbursement policies or practices of customers, (C) the announcement of the Purchase Agreement or the Transactions, or (D)  those matters described on the date hereof in Section 9.03 of the Company Disclosure Letter to the Purchase Agreement.

5.                                       It is agreed that (i) Wachovia Capital Markets and Citigroup, acting alone or through or with affiliates selected by them, will act as joint lead arrangers and joint bookrunners (in such capacity, the “Arrangers”), for a syndicate of financial institutions and other entities (together with Wachovia Bank, Citigroup, DBTCA and UBS, the “Lenders”) that the Arrangers intend to form to provide all or a portion of the Credit Facilities; (ii) Citigroup will act as syndication agent for the Lenders and DBSI and UBS will act as co-documentation agents for the Lenders; and (iii) notwithstanding each Commitment Party’s right to syndicate the Credit Facilities, each Commitment Party shall not be relieved of its obligation to provide its proportionate share of the Credit Facilities on the Closing Date.  It is agreed that the names of Wachovia Capital Markets and Wachovia Bank shall receive “top-left” placement and the name of Citigroup Global Markets Inc. shall receive “top right” placement on any marketing materials in connection with the Credit Facilities.

6.                                       You agree to use all commercially reasonable efforts to assist us in achieving a timely syndication of the Credit Facilities that is satisfactory to us, which we intend to commence immediately after the date hereof and you agree that we shall have a period of at least 30 days to complete such syndication.  The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between your senior management, representatives and advisors and those of the Acquired Business, on the one hand, and the proposed Lenders on the other hand, and you hosting, with the Arrangers and the Acquired Business, one or more meetings with prospective Lenders and various rating agencies at such times and places as we may reasonably request.  You agree, upon our request, to (a) provide, and cause your advisors and, use your commercially reasonable efforts to cause the Acquired Business, to provide, to the Arrangers and each of the prospective Lenders all information reasonably requested by them to successfully complete the syndication, including the information and projections contemplated hereby, and (b) assist, and cause your advisors and, use your commercially reasonable efforts to cause the Acquired Business, to assist the Arrangers in the preparation of one or more confidential information memoranda and other marketing materials (the contents of which you shall be solely responsible for) and obtaining the rating agencies’ credit ratings of the Credit Facilities, all of which shall be completed within 30 days from the date hereof and, but in no event less than 30 days prior to the Closing Date, to be used in connection with the syndication, and making available your representatives, and use commercially reasonable efforts to cause the Acquired Business to make available its representatives, at reasonable times and places.  You also agree to use your commercially reasonable efforts to assist our syndication efforts through your and the Acquired Business’ existing lending relationships.  The Arrangers reserve the right to engage the services of their respective affiliates in furnishing the services to be performed as contemplated herein and to allocate (in whole or in part) to any such affiliates any fees payable to them in such manner as it and its affiliates may agree in their sole discretion.  You agree that we may share with any of our respective officers, affiliates and advisors any information related to the Transactions or any other matter contemplated hereby for purposes of the transactions contemplated by this Commitment Letter, subject to the confidentiality provisions set forth herein.  You hereby further acknowledge and agree that (i) potential Lenders may not wish to receive material non-public information with respect to the Company or the Acquired Business or any of their securities (the “Public Lenders”), and (ii) you will use your commercially reasonable efforts to assist and cause your non-legal advisors, representatives of the Sponsor and, to the extent available to you, continuing members of management of the Company to assist, the Arrangers in the preparation of one or more versions of the information memoranda and other marketing materials and presentations to be used in connection with the syndication of the Credit Facilities to Public Lenders, which will include only information, data and materials that are either (A) publicly available or (B) not material with respect to the Company or the Acquired Business and their respective subsidiaries, for purposes of United States federal and state securities laws (such information, data and materials, collectively, “Public Information”).

7.                                       The Arrangers (and/or one or more of their affiliates) will manage all aspects of the syndication of each of the Credit Facilities (in consultation with you) with respect to which you have accepted this Commitment Letter, including decisions as to the selection of potential Lenders to be approached and when they will be approached, when their commitments will be accepted, when Lenders will participate and the final allocations of the commitments among the Lenders, and the Arrangers will exclusively perform all functions and exercise all authority as customarily performed and exercised in such capacities, including selecting counsel for the Lenders and negotiating the definitive credit agreement, guarantees, security arrangements and related documentation for the applicable Credit Facilities consistent with the terms and conditions hereof and of the Term Sheet and otherwise as in form and substance reasonably satisfactory to us and you (the “Credit Documentation”).  Any agent, arranger or bookrunner titles awarded to other Lenders relating to any of the Credit Facilities are subject to the Arrangers’ prior approval and in any event shall not entail any role relating to the matters referred to in this paragraph without the Arrangers’ prior consent.  You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facilities as applicable.  Wachovia Bank shall act as administrative agent (in such capacity, the “Administrative Agent”) for the Credit Facilities, and will perform such ministerial and administrative functions and/or collateral security functions as we shall reasonably designate.  Citigroup shall act as syndication agent (in such capacity, the “Syndication Agent”) for the Credit Facilities.

8.                                       You hereby represent and warrant that (a) all written information (other than the Projections, as defined below) concerning Holdings, the Company and their respective subsidiaries and, to the best of your knowledge, the Acquired Business and its respective subsidiaries (the “Information”) that has been or will be made available to us or the prospective Lenders by or on behalf of you, the Acquired Business or any of your representatives (taken as a whole) is, or will be when furnished, complete and correct in all material respects and does not, or will not when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) all financial projections concerning the Acquired Business and its subsidiaries that have been or will be made available to us or the Lenders by you, the Acquired Business or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions at the time they were made.  You agree to supplement, or cause to be supplemented, the Information and the Projections from time to time until the Closing Date and, if requested by the Arrangers, for a period after the Closing Date, such period to end upon the completion of successful primary syndication of the Credit Facilities so that the representations and warranties contained in the preceding sentence remain correct in all material respects.  In syndicating the Credit Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent check or verification thereof.

9.                                       If the Closing Date occurs, you hereby agree to reimburse us for all of our reasonable out-of-pocket fees and expenses (including, without limitation, all reasonable due diligence investigation expenses, fees of consultants, syndication expenses (including printing, distribution, and meetings with prospective Lenders), travel expenses, duplication fees and expenses, audit fees, search fees, filing and recording fees and the reasonable fees, disbursements and other charges of counsel (including, without limitation, the reasonable fees, out-of-pocket expenses and other charges of Cahill Gordon & Reindel LLP, as counsel to us (and any local counsel selected by us in connection with the Transactions (not to exceed one counsel in any jurisdiction) or special counsel)), incurred in connection with the preparation, negotiation, execution and delivery, any waiver or modification and any collection or enforcement of this Commitment Letter, the Term Sheet, the Fee Letter and Credit Documentation and all of the other transactions described herein and in the Credit Documentation.

10.                                 You also hereby agree to indemnify and hold harmless us and the Lenders and each of our and their respective affiliates, directors, officers, employees, partners, representatives and agents (collectively, the “Indemnified Parties”) from and against any and all actions, suits, losses, claims, damages and liabilities of any kind or nature, joint or several, to which such Indemnified Parties may become subject, related to or arising out of any element of the Transactions contemplated herein, including, without limitation, the execution and delivery of this Commitment Letter, the execution and delivery of the Credit Documentation, the use of proceeds under the Financings, and the closing of the Transactions and (b) reimburse the Indemnified Parties for all out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges) in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom and in connection with the preparation and delivery of this Commitment Letter and any definitive documentation and advice in connection therewith or any transactions contemplated thereby; provided, however, that no Indemnified Party shall have any right to indemnification for any of the foregoing to the extent resulting from its own gross negligence or willful misconduct as determined by a non-appealable judgment of a court of competent jurisdiction.  In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you or any of your affiliates, directors, equity holders or creditors or an Indemnified Party or any other person and whether or not any Indemnified Party is otherwise a party thereto.  This Commitment Letter is addressed solely to you, and neither Wachovia Bank, Wachovia Capital Markets, the Agents, any other Wachovia Party, Citigroup, Deutsche Bank or UBS shall be liable to you, your affiliates or any other person for any indirect or consequential damages that may be alleged as a result of this Commitment Letter or any element of the Transactions.

11.                                 You agree that, without our prior written consent (not to be unreasonably withheld), you shall not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (a) includes a full and unconditional written release of each Indemnified Party from all liability arising out of such claim, action or proceeding and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

12.                                 In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against you or any of your subsidiaries or affiliates in which such Indemnified Party is not named as a defendant, you agree to reimburse such Indemnified Party for all reasonable out-of-pocket expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and out-of-pocket expenses of its legal counsel.

13.                                 Nothing contained herein shall limit or preclude us or any of our respective affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor in, any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Seller, the Acquired Business or any of your or their affiliates, or any other party that may have interests different than or adverse to such parties.

14.                                 You acknowledge that the Agents and their respective affiliates (the term “Agents” as used in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies with which you, the Acquired Business or your or its respective affiliates may have conflicting interests regarding the Transactions and otherwise.  The Agents will not use confidential information obtained from you or the Acquired Business in connection with the performance by the Agents of services for other companies and will not furnish any such information to other companies in connection with the provision of such services.  You also acknowledge that the Agents have no obligation in connection with the Transactions to use, or to furnish to you or the Acquired Business, confidential information obtained from other companies or entities.  You further acknowledge and agree to the disclosure by us of information relating to the Credit Facilities to “Gold Sheets” and other similar bank trade publications.

15.                                 This Commitment Letter, the Fee Letter, and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to the Equity Investors, and your and their accountants, attorneys and other professional advisors retained in connection with the Transactions or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose (a) this Commitment Letter, but not the Fee Letter, on a confidential basis to the Acquired Business and its officers, directors, employees, attorneys, accountants and advisors in connection with their consideration of the Transactions and (b) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose such documents in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (with, if the Fee Letter is so required to be disclosed or filed, appropriate redactions in the Fee Letter reasonably acceptable to us).  In addition, we shall be permitted to use information related to the syndication and arrangement of the Credit Facilities in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you.  Furthermore, we hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56

(signed into law October 26, 2001) (the “Patriot Act”), we are each required to obtain, verify and record information that identifies you in accordance with the Patriot Act.  If you do show or circulate this Commitment Letter, the Fee Letter or the Term Sheet, or disclose the contents hereof or thereof, in breach of the provisions of this paragraph, then you shall be deemed to have accepted this Commitment Letter and the Fee Letter.

16.                                 The provisions of paragraphs 9, 10, 11, 12, 13, 14 and 15 shall survive any termination or expiration of this Commitment Letter or the Commitments or undertakings set forth herein, and the provisions of paragraphs 5, 6, 7 and 8 shall survive until completion of syndication of the Credit Facilities.

17.                                 We shall have the right to review and approve any public announcement or public filing made after the date hereof relating to the Credit Facilities or to any of us or any of our affiliates before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).

18.                                 This Commitment Letter and the Commitments and the undertakings set forth herein shall, in the event this Commitment Letter is accepted by you, automatically terminate at 5:00 p.m. (New York time) on March 31, 2006 (the “Termination Date”), if the consummation of the Acquisition and the other elements of the Transactions, including the initial funding under the Credit Facilities, shall not have occurred by such time; provided, that the Termination Date shall be extended to June 30, 2006 if all conditions to the Acquisition have been satisfied except for receipt of governmental approvals.  In the event that you terminate or abandon the Acquisition prior to the Termination Date, this Commitment Letter and the Commitments and undertakings set forth herein shall terminate immediately upon such termination or abandonment.

19.                                 This Commitment Letter and the commitments, undertakings and agreements hereunder shall not be assignable by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this paragraph shall prohibit us in our sole discretion from (a) performing any of our duties hereunder through any of our affiliates, and you will owe any related duties (including those set forth above) to any such affiliate, and (b) granting participations in, or selling (in consultation with you) assignments of all or a portion of, the Commitments or the advances under the Credit Facilities pursuant to arrangements reasonably satisfactory to us.  This Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person.

20.                                 Any notice given pursuant to this Commitment Letter shall be mailed or hand delivered in writing, if to (a) you, at your address set forth on page one hereof, with a copy to Steven R. Rutkovsky, Esq. at Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York 10111; and (b) us, c/o Wachovia Capital Markets, at One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288-0737, Attention: Tye Nordberg, with a copy to Luis Penalver, Esq., at Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005.

21.                                 THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND TOGETHER CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY PREVIOUS AGREEMENT, WRITTEN OR ORAL, BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF.  EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER, EACH ELEMENT OF THE TRANSACTIONS OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES CONTEMPLATED HEREBY.  IN ADDITION, WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER OR THE TRANSACTIONS OR THE PERFORMANCE OF ANY OF THE PARTIES HEREUNDER, YOU HEREBY IRREVOCABLY (A) SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK; (B) AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (C) WAIVE THE DEFENSE OF ANY INCONVENIENT FORUM TO SUCH NEW YORK

STATE OR FEDERAL COURT; (D) AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANOTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; (E) TO THE EXTENT THAT YOU OR YOUR PROPERTIES OR ASSETS HAVE OR HEREAFTER MAY HAVE ACQUIRED OR BE ENTITLED TO IMMUNITY (SOVEREIGN OR OTHERWISE) FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT OR FROM EXECUTION OF A JUDGMENT OR OTHERWISE), FOR YOURSELF OR YOUR PROPERTIES OR ASSETS, AGREE NOT TO CLAIM ANY SUCH IMMUNITY AND WAIVE SUCH IMMUNITY; AND (F) CONSENT TO SERVICE OF PROCESS BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO YOU AT YOUR ADDRESS SET FORTH ON THE FIRST PAGE OF THIS COMMITMENT LETTER AND AGREE THAT SUCH SERVICE SHALL BE EFFECTIVE WHEN SENT OR DELIVERED.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page to this Commitment Letter by facsimile shall be effective as delivery of a manually-executed counterpart.

22.                                 By signing this Commitment Letter, you hereby acknowledge that we will be acting pursuant to a contractual relationship on an arm’s length basis and in no event do the parties hereto intend that we act or be responsible as a fiduciary to you, the Acquired Business, your or its respective management, stockholders, creditors or any other person.  You and we each hereby expressly disclaims any fiduciary relationship and agree they are each responsible for making their own independent judgments with respect to any transactions entered into between them.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Agents, together with an executed counterpart of the Fee Letter, by no later than 5:00 p.m. (New York time) on September 30, 2005.  This Commitment Letter, the Commitments and the undertakings set forth herein and the agreement of the Agents to provide the services set forth herein shall automatically terminate at such time unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Agents in accordance with the terms of the immediately preceding sentence.

Sincerely,

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

WACHOVIA CAPITAL MARKETS, LLC

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC.

By:
Name:
Title:

By:
Name:
Title:

UBS LOAN FINANCE LLC

By:
Name:
Title:

By:
Name:
Title:

The provisions of this Commitment
Letter with respect to the Credit
Facilities are agreed to and accepted as
of the date first above written:

AMERIPATH, INC.

By:
Name:
Title:

Schedule I

SOURCES AND USES OF FUNDS TABLE
($ millions)

Sources		Uses

Cash from Target	$40.7	Purchase Price of Acquired Business(1)	$326.7

Revolver ($95.0 million)	52.0	Refinance Credit Facility	129.0

Contingent Note Reserve	13.0

Term Loan	203.5	Executive Severance	3.0

New Equity		Transaction Expenses	15.7

Rollover Equity (Dr. Peter)	119.3

WCAS and Co-Investor	45.9

Total Sources	$474.4	Total Uses	$474.4

(1)                                  Net of option exercise proceeds of $36.9 million.

CONFIDENTIAL

EXHIBIT A

$298,500,000
CREDIT FACILITIES

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached.

Borrower:	AmeriPath, Inc., a Delaware corporation.

Holdings:	AmeriPath Holdings, Inc., a Delaware corporation.

Joint Lead Arrangers and Joint Bookrunners:	Wachovia Capital Markets, LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners (in such capacity, the “Arrangers”).

Administrative Agent:	Wachovia Bank, National Association (in such capacity, the “Administrative Agent”).

Syndication Agent:	Citigroup Global Markets Inc. (in such capacity, “Syndication Agent”).

Co-Documentation Agents:	Deutsche Bank Securities Inc. and UBS Loan Finance LLC (in such capacity, “Documentation Agent”).

Lenders:

Wachovia Bank, National Association, Citigroup Global Markets Inc., Deutsche Bank Trust Company Americas, UBS or any of their respective affiliates and a syndicate of financial institutions and other entities (each, a “Lender”, and collectively, the “Lenders”) arranged by the Arrangers in consultation with the Borrower.

Credit Facilities:

Senior secured credit facilities (the “Credit Facilities”) in an aggregate principal amount of up to $298.5 million, such Credit Facilities comprising:

(a)                                  Term Loan B.  A term loan facility in an aggregate principal amount of $203.5 million (the “Term Loan Facility”); and

(b)                                 Revolving Credit Loans.  A revolving credit facility (with a subfacility of $20.0 million for letters of credit and $10.0 million for swingline loans, each on customary terms and conditions with compensation to be agreed) in an aggregate principal amount of $95.0 million (the “Revolving Credit Facility”).

Use of Proceeds:

The proceeds of the Credit Facilities shall be used to (a) finance the Acquisition; (b) refinance the Borrower’s existing credit facility;  (c) pay related fees and expenses incurred in connection with the Transactions; and (d) provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

1

Availability:

Advances under the Term Loan Facility will be available in a single draw on the Closing Date.  Advances repaid or prepaid may not be reborrowed.

Advances under the Revolving Credit Facility will be available on and after the Closing Date and may be used for working capital and general corporate purposes of the Borrower and its subsidiaries.  Advances repaid or prepaid may be reborrowed.

Documentation:

Customary for facilities and transactions of this type involving affiliates of the Sponsor and acceptable to the Arrangers.  The documentation for the Credit Facilities will include, among others, a credit agreement (the “Credit Agreement”), guarantees and appropriate pledge, security, mortgage and other collateral documents (collectively, the “Credit Documentation”).  The Borrower and the Guarantors (as defined below under “Guarantors”) are herein referred to as the “Loan Parties” and individually as a “Loan Party.”

Guarantors:

The obligations of the Borrower under the Credit Facilities shall be unconditionally guaranteed, on a joint and several basis, by (i) each direct and indirect domestic subsidiary of the Borrower, other than certain exceptions to be mutually agreed upon and (ii) Holdings (each a “Guarantor”; and its guarantee is referred to herein as a “Guarantee”).  All guarantees will be guarantees of payment and not merely of collection.

Security:

There shall be granted to the Administrative Agent and the Lenders valid and perfected first priority (subject to certain exceptions to be set forth in the Credit Documentation and to be satisfactory to the Arrangers) liens and security interests in all of the following:

(a)                                 All present and future shares of capital stock of the Borrower (or other ownership or profit interests in) and each of its present and future domestic subsidiaries;

(b)                                 All of the tangible and intangible properties and assets (including but not limited to all equipment, inventory, receivables, contract and other intangible rights, owned real property interests, material leaseholds, trademarks, trade names, other intellectual property and proceeds of the foregoing and excluding deposit accounts receiving Medicare or Medicaid payments) of the Borrower and each of the Guarantors (together with customary items such as satisfactory title insurance);

(c)                                  All present and future intercompany debt of the Borrower and each Guarantor; and

(d)                                 All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

All the foregoing are collectively referred to as the “Collateral”; it being understood that, unless otherwise specified, none of the foregoing shall be subject to any other liens or security interests, except for certain customary exceptions to be agreed upon.  All such security interests will be created pursuant to Credit Documentation reasonably satisfactory in all respects to the Arrangers.  On the Closing Date, such security interests shall have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Arrangers shall have been made) and shall also secure any

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interest rate hedging arrangements with any Lenders or their affiliates.

Notwithstanding the foregoing, the Administrative Agent may agree to exclude particular assets (including without limitation, leasehold mortgages) from the Collateral where it determines that the burden or cost of perfecting a security interest, lien or mortgage is excessive in relation to the benefit afforded to the Lenders thereby.

Final Maturity:

The final maturity of (a) the Term Loan Facility will occur six years and nine months after the Closing Date and (b) the Revolving Credit Facility will occur five years after the Closing Date (in each case, the “Termination Date”) and the commitments with respect to the Revolving Credit Facility shall automatically terminate on such date.

Amortization Schedule:

The Credit Facilities will amortize as follows:

(a)                                  Term Loan Facility.  The Term Loan Facility will amortize in equal quarterly installments of 0.25% through the first 26 quarters, with the balance payable on the final maturity date; and

(b)                                 Revolving Credit Facility.  The Revolving Credit Facility shall be payable in full on the fifth anniversary of the Closing Date.

Interest Rates and Fees:	Interest rates and fees in connection with the Credit Facilities will be as specified on Annex I attached hereto.

Mandatory Prepayments/ Reductions in Commitment:

Subject to the next paragraph, the Credit Facilities will be required to be prepaid (subject to baskets, thresholds and limited exceptions to be agreed) with (a) 50% (with stepdowns to 25% and 0%) of annual Excess Cash Flow (to be defined in the Credit Documentation in a manner consistent with facilities of this type involving affiliates of the Sponsor and acceptable to the Arrangers), commencing with the fiscal year ended December 31, 2006, provided, that, any voluntary prepayment of Loans made with internally generated funds (to be defined) (including Loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments), shall be credited against the excess cash flow prepayment obligations on a dollar-for-dollar basis, (b) 100% of the net cash proceeds of asset sales and other asset dispositions of property (including, without limitation, insurance and condemnation proceeds) by the Borrower or any of its subsidiaries, subject to exceptions to be agreed upon and a 100% reinvestment right so long as such reinvestment is completed within 360 days of such sale or disposition, (c) 100% of the net cash proceeds of the issuance or incurrence of debt by Holdings or any of its subsidiaries after the Closing Date excluding any debt permitted to be incurred under the Credit Documentation and (d) 50% (with stepdowns to 25% and 0%) of the net proceeds of the sale, issuance or placement after the Closing Date of equity interests by Holdings or any of its subsidiaries in a public offering or in a private placement underwritten, placed or initially

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purchased by an investment bank..

Mandatory prepayments shall be applied first to the next four scheduled amortization payments and second to all other scheduled amortization payments on a pro rata basis.

Voluntary Prepayments/ Reductions in Commitment:

Advances under the Credit Facilities may be prepaid at the option of the Borrower, upon notice and in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, breakage costs related to prepayments not made on the last day of the relevant interest period).

Any application of a voluntary prepayment to the Term Loan Facility shall be applied as directed by the Borrower.

Conditions to Initial Advances:	The making of the initial advances under the Credit Facilities shall be subject to the conditions set forth on Exhibit B hereto.

Conditions to All Extensions of Credit:	Each extension of credit under the Credit Facilities will be conditioned upon the (a) absence of any default and (b) continued accuracy of representations and warranties in all material respects.

Representations and Warranties:

Usual and customary for facilities of this type involving affiliates of the Sponsor and acceptable to the Arrangers, including, without limitation, organization; powers; authorization; enforceability; governmental approvals; financial statements; no adverse material change; title to properties; possession under leases; subsidiaries; litigation; compliance with laws; federal reserve regulations; Investment Company Act; use of proceeds; tax returns; no material misstatements; employee benefit plans; environmental matters; insurance; security documents; location of real property and leased premises; labor matters; solvency; bank indebtedness and fraud and abuse.

Affirmative Covenants:

Usual and customary for facilities of this type involving affiliates of the Sponsor and acceptable to the Arrangers, including, without limitation, existence; business and properties; insurance; taxes; annual and quarterly financial statements, reports; litigation and other notices; information regarding collateral; maintaining records; access to properties and inspections; use of proceeds; and further assurances.

Negative Covenants:

Usual and customary for facilities of this type involving affiliates of the Sponsor and acceptable to the Arrangers, including, without limitation, limitations on indebtedness; liens; sale and lease-back transactions; investments, loans and advances; mergers, consolidations, sales of assets and acquisitions; restricted payments; restrictive agreements; transactions with affiliates; business of Holdings, the Borrower and subsidiaries; other indebtedness and agreements; and fiscal year.

Financial Covenants:	The following financial covenants (definitions and numerical calculations to

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be set forth in the Credit Agreement):

•                  Maximum Total Leverage Ratio (net of a specified level of cash and cash equivalents) to be agreed upon

•                  Minimum Cash Interest Coverage Ratio

•                  Maximum Capital Expenditures

The financial covenants contemplated above with step-downs or step-ups, as applicable, and related defined terms to be mutually agreed in the Credit Documentation.  The financial covenants contemplated above will apply on a consolidated basis.

Holdings may make equity contributions to the Borrower (any such equity contribution to be common equity or preferred equity on terms and conditions no less favorable than those to be specified in the Credit Agreement) in an aggregate amount since the Closing Date not to exceed $20,000,000 and with limitations on frequency to be agreed (such contributions, the “Specified Equity Contributions”) and each Specified Equity Contribution shall be included in the calculation of EBITDA for the purpose of determining compliance with the financial covenants at the end of the fiscal quarter immediately preceding the date of such Specified Equity Contribution provided that the Borrower shall prepay loans under the Revolving Facility, if any (without reducing the commitments thereunder), with the proceeds of such Specified Equity Contribution.

Events of Default:

Usual and customary for facilities of this type involving affiliates of the Sponsor and acceptable to the Arrangers, including without limitation, nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material breach of representation or warranty; failure to perform or observe of covenants and obligations (subject, in the case of certain such covenants, to a grace period to be agreed upon); default on other material indebtedness; unsatisfied material judgments; bankruptcy or insolvency; ERISA; change of control; loss of validity or enforceability or impairment of any credit documentation or Collateral; or failure to constitute senior debt and designated senior debt.

Yield Protection and Increased Costs:

Usual and customary for facilities of this type involving affiliates of the Sponsor and acceptable to the Arrangers, including without limitation, tax gross ups, increased cost provisions, breakage provisions, indemnities, and other customary items.

Assignments and Participations:

Each assignment under the Credit Facilities shall require the consent of the Administrative Agent and, so long as no event of default has occurred and is continuing, the Borrower, such consents not to be unreasonably withheld, delayed or conditioned, except for assignments to another Lender or its affiliates or any Federal Reserve Bank; provided, that assignments to a Lender that is not an existing Lender shall require the consent of the Administrative Agent; provided, further that no consent of the Borrower shall be required for assignments in connection with the initial syndication of the Credit Facilities.  Each assignment (except to other Lenders or their affiliates) will be in a minimum amount of (i) $5.0 million in respect of loans and commitments under the Revolving Facility and (ii) $1.0 million in respect of loans and commitments under the Term Loan Facility.  An assignment

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fee of $3,500 will be required with respect to each assignment. Participations shall be permitted without restriction subject to customary limitations on voting rights for participants.

Required Lenders:

Lenders having a majority of the outstanding credit exposure (the “Required Lenders”), subject to amendments or waivers of certain provisions of the Credit Documentation requiring the consent of Lenders having a greater share (or all) of the outstanding credit exposure or to protect against certain differential impacts.

Expenses and Indemnification:7

After the Closing Date, all reasonable out-of-pocket expenses of the Arrangers and the Administrative Agent (and of all Lenders in the case of enforcement costs and documentary taxes) associated with the negotiation, preparation, execution and delivery or administration of, any waiver or modification (whether or not effective) of, the arranging and syndicating of, and the enforcement of, any Credit Documentation (including the reasonable fees, disbursements and other charges of counsel for the Arrangers), will be paid by the Loan Parties from time to time on demand.

The Loan Parties will indemnify the Arrangers, the Agents, the Administrative Agent and each of the Lenders and hold them harmless from and against all costs, out-of-pocket expenses (including reasonable fees, disbursements and other charges of counsel) and all liabilities arising out of or relating to any litigation or other proceeding (regardless of whether any Arranger, any Agent, the Administrative Agent or any such Lender is a party thereto or has commenced any litigation) that relate to the Transactions or any transactions related thereto, except to the extent resulting from such person’s gross negligence or willful misconduct.

Governing Law and Forum:	New York.

Waiver of Jury Trial:	All parties to the Credit Documentation waive the right to trial by jury.

Miscellaneous:	Other customary provisions.

Counsel for the Arrangers:	Cahill Gordon & Reindel LLP.

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ANNEX I TO EXHIBIT A

Interest Rates and Fees:

The Borrower will be entitled to make borrowings based on the ABR plus the Applicable Margin or LIBOR plus the Applicable Margin.  The “Applicable Margin” shall be (a) with respect to LIBOR advances under (x) the Revolving Credit Facility, 2.50% per annum; and (y) the Term Loan Facility, 2.50% per annum; and (b) with respect to the ABR advances under (x) the Revolving Credit Facility, 1.50% per annum; and (y) the Term Loan Facility, 1.50% per annum; provided, that in the case of the Revolving Credit Facility, such rates shall be applicable until the delivery of financial statements for the first full quarter after the Closing Date, and thereafter the Applicable Margin for the Revolving Credit Facility shall be determined pursuant to a pricing grid to be determined.

The Borrower shall pay a commitment fee equal to 0.50% per annum (subject to reduction to 0.375% based upon leverage) on the unused portion of the Revolving Credit Facility, payable quarterly in arrears.

The Borrower shall pay letter of credit fees equal to the Applicable Margin from time to time in respect of LIBOR Advances under the Revolving Credit Facility, which shall be payable quarterly in arrears for the benefit of all Lenders under the Revolving Credit Facility ratably in accordance with their commitments.  In addition, a fronting fee will be payable to the issuer in an amount equal to 0.125% per annum of the maximum amount available to be drawn under such letter of credit, payable quarterly in arrears.

Unless consented to by the Arrangers in their sole discretion, no LIBOR advances may be elected on the Closing Date or prior to the date three business days thereafter (or, if earlier, the completion of the primary syndication of the Credit Facilities as determined by the Arrangers).

“ABR” means the higher of (a) the prime rate of interest announced or established by the Administrative Agent from time to time, changing effective on the date of announcement or establishment of said prime rate changes, and (b) the Federal Funds Rate plus 0.50% per annum.  The prime rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“LIBOR” means the rate determined by the Administrative Agent to be available to the Lenders in the London interbank market for deposits in US Dollars in the amount of, and for a maturity corresponding to, the amount of the applicable LIBOR advance, as adjusted for maximum statutory reserves.

The Borrower may select interest periods of one, two, three, six, nine or 12 months for LIBOR borrowings, if available.  Interest will be payable in arrears (a) in the case of ABR advances, at the end of each quarter and (b) in the case of LIBOR advances, at the end of each interest period and, in the case of any interest period longer than three months, no less frequently than every three months.

Interest on all borrowings shall be calculated on the basis of the actual number of days elapsed over (a) in the case of LIBOR Loans, a 360-day year, and (b) in the case of ABR Loans, a 365- or 366-day year, as the case may be.

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During the continuance of any payment or bankruptcy default under the Credit Documentation, to the extent permitted by applicable law, all overdue amounts (whether principal, interest or otherwise) in the case of a payment default and all amounts (whether principal, interest or otherwise) in the case of a bankruptcy default owing under the Credit Documentation shall bear interest at a rate per annum equal to 2.00% in excess of the highest applicable interest rate (including the Applicable Margin), which shall be payable upon demand.

The Arrangers and the Administrative Agent shall receive such other fees as shall have been separately agreed in the Fee Letter or other related letters.

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EXHIBIT B

$298,500,000 CREDIT FACILITIES
CONDITIONS TO FUNDING:

(a)                  The execution and delivery of Credit Documentation consistent with the Summary of Proposed Terms and Conditions for the Credit Facilities and otherwise as reasonably acceptable in form and substance to the Lenders and the Borrower, and the fulfillment of the following conditions.

(b)                 The Arrangers shall have received, in form and substance reasonably satisfactory to them:  (i) copies of the agreement and plan of merger or similar agreement (including all schedules and exhibits thereto) (the “Purchase Agreement”), related to the Acquisition and all other documentation, instruments and agreements for the Acquisition (it being understood that the execution version dated September 29, 2005 is satisfactory) and other aspects of the Transactions; (ii) such customary opinions of counsel to the Loan Parties and other corporate documents as the Arrangers shall reasonably require; (iii) evidence with respect to perfection and first priority of liens in the Collateral; (iv) evidence that all filings, recordations and searches reasonably necessary or in the reasonable opinion of the Administrative Agent desirable in connection with the Collateral shall have been duly made, all filing and recording fees and taxes shall have been duly paid, and any surveys and title insurance reasonably requested by the Administrative Agent with respect to real property interests of the Company and its subsidiaries shall have been obtained; (v)  such policies of insurance (and endorsements thereto) as the Arrangers may reasonably require in connection with the loan documentation; (vi) evidence of all governmental and material consents and approvals required in connection with the Transactions.  The corporate structure and pro forma ownership of the Holdings and its subsidiaries shall be consistent with information provided to the Arrangers prior to the date hereof and otherwise as reasonably acceptable to the Arrangers.  The Purchase Agreement and such other agreements, instruments and documents relating to the Transaction shall not have been amended or modified or any condition therein waived in a manner materially adverse to the Lenders without the prior written consent of the Arrangers.  The Acquisition shall have been consummated in accordance in all material respects with the terms of the Purchase Agreement and in compliance with applicable law and regulatory approvals.

(c)                  The Sponsor shall have contributed a minimum of $45.9 million of cash capital contributions to Holdings, which shall have been contributed by Holdings to the Company as equity, on terms and conditions satisfactory to the Agents.  James B. Peter, M.D., PhD, shall have contributed a minimum of $119.3 million of rollover equity (based on the number of shares rolled over times the price per share paid in the Acquisition) to the Company, on terms and conditions satisfactory to the Agents. There shall be at least $43 million of availability under the Revolving Credit Facility.  The Financing shall have been consummated in a manner consistent with the sources and uses shown on Schedule I of the Commitment Letter.

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(d)                 All loans and other aspects of the Transactions shall be in full compliance with all banking and other laws and regulations.

(e)                  The Arrangers shall be reasonably satisfied that, after giving pro forma effect to the Acquisition, the initial funding of the Credit Facilities and the consummation of the other elements of the Transactions, the Pro Forma EBITDA (defined as EBITDA, as adjusted in accordance with Regulation S-X and with such other adjustments as reasonably agreed to by the Arrangers) of the Borrower and its subsidiaries for the latest LTM Period ended at least 45 days prior to the Closing Date is at least $95.5 million.  For purposes of this paragraph (e), LTM Period means (x) for the period ended 9/30/05, the nine month period ended 9/30/05 presented on an annualized basis and (y) for any other period, the latest four fiscal quarter period for which financial statements are available.  For purposes of calculating the Pro Forma EBITDA of the Borrower and its subsidiaries as of the Closing Date, the EBITDA of the Acquired Business will be calculated consistent with the methodology set forth in that certain Ernst & Young LLP report dated September 21, 2005.  The Arrangers acknowledge that based on the U.S. Securities and Exchange Commission filings filed to date, Pro Forma EBITDA of the Borrower and its subsidiaries is $46.6 million for the six month period ended June 30, 2005.

(f)                    The Arrangers shall have received, in form and substance satisfactory to the Arrangers, (i) interim unaudited financial statements for the Borrower and its subsidiaries and the Acquired Business and its subsidiaries for each quarterly period ended at least 45 days prior to the Closing Date since June 30, 2005 and each monthly period ended at least 45 days prior to the Closing Date since August 31, 2005, (ii) pro forma balance sheet of Holdings and its subsidiaries for the four quarter period most recently ended prior to the Closing Date for which financial statements are available after giving effect to the Acquisition and a pro forma balance sheet of Holdings and its subsidiaries as of the Closing Date, (iii) forecasts prepared by management of balance sheets, income statements and cashflow statements of Holdings and its subsidiaries after giving effect to the Acquisition, which shall be quarterly for fiscal 2005 and 2006 and annually thereafter for the term of the Credit Facilities (and which shall not be materially inconsistent with information provided to the Arrangers prior to the delivery of the Commitment Letter), and (iv) a certificate of the Borrower as to the solvency of the Loan Parties, taken as a whole, after giving effect to the Transactions.

(g)                 All fees and expenses of the Agents and Lenders required to have been paid as a condition to the funding of the Credit Facilities (including payment of all fees, expenses and other charges of counsel to the Arrangers) shall have been paid in full.

(h)                 The Credit Facilities shall have received a debt rating from Moody’s Investors Service, Inc. (“Moody’s”) and from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), at least 30 days prior to the Closing Date.

(i)                     In connection with the Acquisition, no more than 10% of the common stock of the Acquired Business shall constitute shares of holders who properly exercised their appraisal rights.

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(j)                     The Financing shall comply in all respects with the provisions of the indenture relating to the Borrower’s 10.5% senior subordinated notes due 2013.

(k)                  After giving pro forma effect to the Acquisition, Holdings and its subsidiaries shall not have any indebtedness other than:

(i)                                     the 10% Senior Subordinated Notes of Holdings in an aggregate principal amount of $67 million or the accreted value thereof;

(ii)                                  $350 million aggregate principal amount of 10.5% Senior Subordinated Notes due 2013 issued by the Borrower;

(iii)                               indebtedness incurred as part of the Term Loan Facility in amount not to exceed $203.5 million and incurred under the Revolving Facility in an amount not to exceed $52.0 million; and

(iv)                              additional indebtedness on terms reasonably acceptable to the Arrangers in an amount not to exceed $3.2 million.

(l)                     All earn-outs owed to physicians pursuant to the Company’s Contingent Note Reserve have been satisfied.

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